Exhibit 3.1(a)
                              Articles of Amendment
                                       of
                        Diversified Senior Services, Inc.


     The undersigned Corporation hereby submits these Articles of Amendment for the purpose of Amending its Articles of Incorporation to fix the preferences, limitations, and relative rights of a series of its shares:

     A. The name of the corporation is Diversified Senior Services, Inc.

     B. The following Amendment to the Articles of Incorporation of the Corporation was duly adopted by the Board of Directors of the Corporation on the 23rd day of September, 1997;

                   The Corporation shall have the authority to issue a series of preferred shares out of the 100,000,000 shares of preferred stock authorized, which series shall consist of 200,000 shares, each of which shall have no par value per share, and which shall be designated as Series A Preferred Stock. A description of the powers, preferences and rights, and the qualifications, limitations and restrictions of the Series A Preferred Stock are as follows:

                  1. VOTING RIGHTS. The Series A Preferred Stock shall be without voting rights except as specifically required by law.

                  2. DIVIDENDS. The holders of the Series A Preferred Stock shall be entitled to participate in dividends on the same basis as holders of common stock; provided, however, the payment of dividends to the Series A Preferred Stock shall be subordinate to the rights of the holders of Common Stock to receive any dividend.

                  3. LIQUIDATION. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, liquidation of the assets of the Corporation shall be accomplished as follows:

                           (a) In the event of any liquidation, dissolution or winding up of the Corporation, the holders of Common Stock shall be entitled to receive, on a pro rata basis, and in
                                    preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Series A Preferred Stock, an amount (the "Common Stock Preference Payment") equal to the sum of $10.00 per share of Common Stock (subject to appropriate adjustment for stock splits, stock combinations, stock dividends, reclassifications and similar events affecting the Common Stock). After payment of the Common Stock Preferred Payment, holders of Series A Preferred Stock shall be entitled to receive an amount equal to $5.00 per share of Series A Preferred Stock owned.

                                    (b)Upon any liquidation, dissolution or
                                    winding up of the Corporation, if the assets of the Corporation available for distribution to its shareholders shall be insufficient to permit the payment in full of the Common Stock Preference Payment, then the assets available for distribution shall be distributed among the holders of all Common Stock ratably in proportion to the number of shares of such Common Stock held by each of them, and no distribution shall be made to the holders of Series A Preferred
                                     Stock.

                                    (c) In the event the distribution provided for by this Paragraph 3 is made to the holders of Series A Preferred Stock upon any liquidation, dissolution or winding up of the Corporation, the Series A Preferred Stock shall be retired and cancelled and the holders thereof shall cease to have any continuing interest in the Corporation in their capacity as holders of Series A Preferred Stock.

                  4.       CONVERSION.  Each share of Series A Preferred
                           Stock shall be convertible into such number of fully paid and nonassessable shares of Common
                           Stock  as is determined by dividing the
                           Conversion Value (as hereinafter defined) by the Conversion Price (as hereinafter defined) in effect at the time of the Conversion. The
                           Conversion Value shall equal at any time the product obtained by multiplying the number of shares of Series A Preferred Stock to be converted by $5.00 (to be adjusted proportionately in the event of any stock dividend, stock split, combination or similar event affecting the Series A Preferred Stock).
                           The Conversion Price shall be $6.00 per share of Series A Preferred Stock. The holders of Series
                           A Preferred Stock shall be entitled to convert their shares of Series A Preferred Stock into the
                            Corporation's Common Stock at any time upon notice
                           to the Corporation of the intent to convert; provided however that in no event shall such conversion take place within two years of the issue date of such Series A Preferred Stock.

                           No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common stock at the time of conversion (which in the case of a public offering, shall be equal to the price to the public in such offering). Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent of such Series A Preferred Stock and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same, and such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted.

     5. REDEMPTION. The Series A Preferred Stock shall not be subject to redemption at the election of the holders of such stock.

This the 30th day of September, 1998.


                                         DIVERSIFIED SENIOR SERVICES, INC.


                                         By: /s/ Susan L. Christiansen
                                             Title: President